Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

MASTER SERVICES AGREEMENT

This Master Services Agreement (the "Agreement") is entered into as of November 14, 2018 (the "Effective Date") by and between PhaseBio Pharmaceuticals, Inc., a Delaware corporation having a place of business at 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355 ("PhaseBio") and BioVectra Inc., a company registered under the laws of the province of Prince Edward Island, Canada having a place of business at 11 Aviation Avenue, Charlottetown, PE, Cl E0A1, Canada ("Contractor"). PhaseBio and Contractor may be referred to herein individually as a "Party" and collectively as the "Parties."

WHEREAS, contractor has expertise manufacturing and assembly of products similar to the product (as defined below); and

WHEREAS, the parties contemplate that PhaseBio will purchase from contractor, and contractor will manufacture and supply to PhaseBio the products as phase bio may order from time to time pursuant to the terms and conditions set forth in a separate supply agreement ("Supply Agreement") to be negotiated by the parties in good faith; and

WHEREAS, in preparation for such the manufacture and supply of the products pursuant to the supply agreement, the parties desire to conduct certain activities and have contractor perform certain services pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.DEFINITIONS. As used in this Agreement:

1.1"Adverse Event" shall mean any adverse event associated with the use of any Product in humans, whether or not considered drug-related, including an adverse event occurring in the course of the use of a Product in professional practice, in studies, in investigations or in tests or an adverse event occurring from Product overdose (whether accidental or intentional), from Product abuse, or from Product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality that is, or is thought by the reporter to be, serious or associated with relevant clinical signs or symptoms.

1.2"Applicable Laws" means all relevant federal, state and local laws, statutes, rules, and regulations that are applicable to a Party's activities hereunder.

1.3"Confidentiality Agreement" means that certain Confidential Disclosure Agreement by and between the Parties dated as of May 14, 2018.

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1.4"Contractor Background Technology" shall mean all Information that Contractor uses in the manufacture of, or performance of manufacturing and development services with respect to, biological products on behalf of its clients, that is either: (a) owned or controlled by Contractor on the Effective Date (other than as a result of PhaseBio disclosing or providing the same to Contractor); or (b) developed or acquired, and owned or controlled, by Contractor during the Term independently of any activities conducted pursuant to this Agreement.

1.5"Contractor Improvement" shall mean any improvement to the Contractor Background Technology that: (a) is made solely by Contractor in the course of performing Services; (b) is not specific to the manufacture of Product; and (c) does not use or incorporate any Product, Materials, or Confidential Information of PhaseBio.

1.6"Contractor Technology" shall mean Contractor Background Technology and Contractor Improvements.

1.7"Deliverables" means the items to be provided or actually provided by Contractor to PhaseBio under this Agreement, including items specifically designated or characterized as deliverables in a Statement of Work.

1.8"Developments" means ideas, inventions, improvements, novel techniques, original works of authorship, discoveries, developments, know-how, trade secrets, patents, patent applications, copyrights, trademarks, studies, cost and pricing data, customer lists, technologies, methods, processes, formulas, research, methods, procedures, designs, models, testing systems, algorithms, computer software and programs (including source and object code and related documentation), data and results, reports, notes, memoranda, laboratory notebooks, drawings, technical information and materials; in each case, whether or not patentable or copyrightable; that, in each case, are made, generated, developed, conceived, or first reduced to practice by Contractor, whether solely or jointly with PhaseBio, either (i) in the course of performance of the Services hereunder or (ii) using any Confidential Information disclosed or made available by or on behalf of the PhaseBio to Contractor or to which Contractor obtains access in connection with the activities contemplated by this Agreement. Without limiting the generality of the foregoing, Developments include all Product Improvements.

1.9"FDA" means the United States Food and Drug Administration or any successor entity thereto.

1.10"Governmental Authority" means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

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1.11"Information" means any and all technical information and know-how, including without limitation, data, instructions, processes, formulae, trade secrets, expert opinions and other information (in written or other tangible form) including, without limitation, any biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data, biological materials, manufacturing or related technology, analytical methodology, chemical and quality control procedures, protocols, techniques, improvements and results of experimentation and testing.

1.12"Intellectual Property" means ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, electronic code, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

1.13"Materials" means those materials supplied by PhaseBio for use in connection with the Services.

1.14"PhaseBio Contact" means the PhaseBio contact person for a particular Statement of Work as identified in such Statement of Work.

1.15"Product Improvements" means any invention, discovery, development or modification with respect to any Product or relating to the development, manufacture, use or commercialization of any Product, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of any Product, any discovery or development of any new or expanded methods of treatment, use or indications for any Product or any discovery or development that improves the stability, safety or efficacy of any Product; in each case that is conceived, discovered, developed or otherwise made by Contractor, whether solely or jointly with PhaseBio, under or in connection with this Agreement or the performance of the Services hereunder.

1.16"Product" means PhaseBio's drug candidate known as PB2452 ("PB2452").

1.17"Regulatory Approval" means all approvals, including pricing approvals, that are necessary for the commercial sale of a Licensed Product in a given country or regulatory jurisdiction.

1.18"Regulatory Authority" means any applicable Governmental Authority responsible for granting regulatory approvals for Product, including the FDA and the EMA, and any corresponding national or regional regulatory authorities.

1.19"Services" means the services related to any Product specifically set forth in a Statement of Work.

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1.20"Specifications" means any procedures, process parameters, analytical tests and other attributes and written specifications for the Services and Deliverables included in a Statement of Work.

1.21"Work Product" shall mean any and all data and results and products (interim and final) of the Services performed by Contractor, whether tangible or intangible, including all inventions, discoveries, developments, innovations, methods, techniques, protocols, processes, procedures, specifications, trade secrets, know-how, modifications, enhancements, improvements, substances, materials, writings and documentation (whether or not protectable under patent, trademark, copyright or other intellectual property laws), that are made, developed, perfected, designed, conceived or first reduced to practice by Contractor's employees, agents, consultants, subcontractors or other representatives, either solely or jointly with employees, agents, consultants or other representatives of PhaseBio, in the course and as a result of performing the Services; but excluding Contractor Technology.

2.SERVICES

2.1Statements of Work. From time to time, PhaseBio may submit to Contractor written work orders substantially in the form of Exhibit A that specify the Services to be performed and any Deliverables to be provided by Contractor under such work orders, as well as the terms and conditions (including Specifications (if applicable), delivery and performance schedules, and fees) under which Contractor shall perform such Services. Upon acceptance of a work order by Contractor (in writing or by performance as set forth below), such work order becomes a "Statement of Work." If Contractor begins to perform services under a work order, Contractor shall be deemed to have accepted such work order in the form submitted by PhaseBio. Contractor may not perform any services on behalf of PhaseBio other than pursuant to a Statement of Work established as set forth above. In the event of any conflict between this Agreement and a Statement of Work, this Agreement shall control unless the Statement of Work expressly refers to the Parties' intent to alter the terms of this Agreement with respect to that Statement of Work. For clarity, PhaseBio may retain third parties other than Contractor to provide services similar or identical to the Services provided under this Agreement.

2.2Performance of Services. Contractor shall perform the Services in accordance with the terms of this Agreement, the applicable Statement of Work, and all Applicable Laws. Contractor shall provide, at its own expense, a place of work (unless the Statement of Work requires Contractor to perform the Services on PhaseBio's premises), and all equipment, tools, and other materials necessary to complete the Statement of Work.

2.3Change Proposals. Upon the receipt of a proposal from PhaseBio to change the terms of a Statement of Work (a "Change Proposal"), Contractor shall promptly provide to PhaseBio (a) any information requested in such proposal, and (b) its written acceptance or rejection of the proposal. Contractor may reject any Change Proposal that materially shortens the delivery or performance schedule or materially alters the Services or Deliverables, and may not unreasonably reject any other Change Proposal. If Contractor begins to adhere to a Change Proposal or does not reject the Change Proposal in writing within five (5) days after its receipt thereof, Contractor shall be deemed to have accepted such Change Proposal. PhaseBio's submission or Contractor's reasonable rejection (in accordance with this Section 2.3) of a Change

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Proposal does not constitute a breach of this Agreement. A Change Proposal may, but need not, include an increase in fees payable under the Statement of Work.

2.4Project Manager. Contractor shall appoint one of its employees as the "Project Manager" for each Statement of Work. The Project Manager shall be responsible for all aspects of the Services under such Statement of Work through completion of such Services. The Project Manager shall regularly report progress on such Statement of Work to the PhaseBio Contact for such Statement of Work, and coordinate with such PhaseBio Contact for the performance of the Services. Unless otherwise agreed, all communications between PhaseBio and Contractor regarding the conduct of the Services pursuant to a Statement of Work shall be addressed between such Project Manager and PhaseBio Contact. The Project Manager shall use best efforts to respond to any communication from PhaseBio within [***] after receipt of such communication.

2.5Timelines. Contractor shall use reasonable efforts to comply with any timelines, milestones, schedules, or target dates for completing the Services or any portion thereof as set forth in a Statement of Work. If at any time Contractor anticipates a delay in meeting such timelines for a Statement of Work, Contractor shall promptly notify PhaseBio in writing of such anticipated delay and the estimated duration of such delay.

2.6Records. Contractor shall maintain, in good scientific manner, complete and accurate books and records pertaining to Services provided hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of the Services hereunder, and (d) be retained by Contractor for such period as may be required by Applicable Law. At any time upon PhaseBio's written request, PhaseBio shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any or all such books and records pursuant to this Section 2.6; provided that PhaseBio shall maintain such records and information disclosed therein in accordance with Article 4.

2.7Additional Agreements. Contractor shall ensure that each of its employees who will have access to any Confidential Information or perform any Services has entered into a binding written agreement that protects PhaseBio' s rights and interests to at least the same degree as Sections 2.10, 2.11, 5, 6, 7 and 8 of this Agreement.

2.8Subcontracting. Contractor may not subcontract or otherwise delegate any of its obligations under this Agreement without PhaseBio' s prior written consent on a case-by-case basis for each specific subcontractor proposed by Contractor for a specific task. After receipt of PhaseBio's consent but before allowing a subcontractor to begin performing a task, Contractor shall enter into a written agreement with such subcontractor that obligates such subcontractor (and its personnel involved in the performance of such task) to be bound by the terms and conditions of this Agreement (including the Statement of Work(s) applicable to the task to be performed by such subcontractor), in the same manner as such terms and conditions apply to Contractor. Contractor shall direct and coordinate the services of each subcontractor, and shall ensure the subcontractor's compliance with the terms and conditions of this Agreement. Contractor shall directly retain any approved subcontractor and no contractual relationship shall be created between PhaseBio and subcontractors, other than PhaseBio's position as a third-party beneficiary of the services of

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subcontractors and to the written agreements between Contractor and the subcontractors as set forth above. Contractor shall pay a subcontractor using the payment submitted by PhaseBio as part of the overall budget set forth in the Statement of Work. PhaseBio has no obligation to pay any subcontractor. PhaseBio's consent to a subcontractor shall not in any way relieve Contractor of any duty or responsibility under this Agreement. As between PhaseBio and Contractor, Contractor shall perform all Services hereunder, regardless of whether any portion of such Services is delegated pursuant to this Section 2.8.

2.9Employees. Subject to Section 2.8, Contractor shall conduct the Services solely through its employees and not through any consultants, temporary workers, agents or the like. PhaseBio may, with reasonable justification, refuse or limit Contractor's use of any employee or require Contractor to remove any employee already engaged in the performance of the Services. PhaseBio's exercise of such right shall in no way be construed as relieving Contractor from its obligations under this Agreement.

2.10Access to PhaseBio Premises. If the Services or any portion thereof are to be performed by Contractor on PhaseBio's premises, PhaseBio shall grant reasonable access to its premises to the employees of Contractor solely to the extent necessary for the performance of such Services and solely for the purpose of permitting such employees to perform such Services. To expedite security processing, Contractor shall give at least twenty-four (24)-hours’ prior notice to the applicable PhaseBio Contact prior to Contractor's initial entry onto PhaseBio's premises, informing such PhaseBio Contact the timing of such proposed entry and the names of Contractor's employees to be processed. At the time of initial entry, the employees specified in the preceding sentence shall report to the location directed by PhaseBio for security processing. PhaseBio shall issue appropriate identification badges and access cards that will give such employees entry to PhaseBio's premises for the performance of the Services. Any such badges and cards remain the property of PhaseBio. Contractor shall promptly report any missing badges to PhaseBio, and Contractor shall return the badges to PhaseBio upon completion of the Services to be performed on PhaseBio's premises. Contractor shall instruct such employees to wear the badges in plain sight at all times while working within the limits of PhaseBio's premises. Contractor shall ensure that such employees comply with all instructions given by PhaseBio employees or security personnel, and any other access or other restrictions that may be imposed by PhaseBio.

2.11Materials. To the extent specified in a particular Statement of Work, PhaseBio shall provide Contractor with sufficient amounts of the Materials for Contractor to perform the Services. PhaseBio retains all right, title, and interest in and to the Materials. Contractor shall use the Materials solely to perform the Services under such Statement of Work and shall comply with PhaseBio's instructions and Applicable Laws. Contractor may not sell, transfer, disclose, or otherwise provide access to the Materials to any person, other than Contractor employee's, or entity without the prior written consent of PhaseBio, and Contractor may not reverse engineer or otherwise attempt to determine the structure, composition, or individual components of the Materials. Promptly upon completion of the applicable Services or earlier upon PhaseBio's request, Contractor shall, according to PhaseBio's instructions, return the Materials to PhaseBio or destroy the Materials and certify such destruction in writing.

2.12Reports. Upon completion of all Services under a Statement of Work, or at such other times as set forth in the applicable Statement of Work, Contractor shall provide PhaseBio with a written report summarizing all Project Records and Services completed for such Statement

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of Work, in both electronic and hard copy. All such reports shall be deemed Confidential Information of PhaseBio.

3.INDEPENDENT CONTRACTOR RELATIONSHIP. Contractor's relation to PhaseBio under this Agreement is that of an independent contractor. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between PhaseBio and any of Contractor's employees or agents. Contractor is not the agent of PhaseBio and is not authorized, and may not represent to any third party that it is authorized, to make any commitment or otherwise act on behalf of PhaseBio. Without limiting the generality of the foregoing:

3.1Benefits and Contributions. Neither Contractor nor any of its employees or agents is entitled to or eligible for any benefits that PhaseBio may make available to its employees, such as group insurance, profit-sharing, or retirement benefits. Because Contractor is an independent contractor, PhaseBio will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers' compensation insurance on behalf of Contractor or any of its employees or agents.

3.2Taxes. Contractor is solely responsible for filing all tax returns and submitting all payments as required by any federal, state, local, or foreign tax authority arising from the payment of fees to Contractor under this Agreement, and shall do so in a timely manner. If applicable, PhaseBio shall report the fees paid to Contractor under this Agreement by filing Form 1099-MISC with the Internal Revenue Service as required by law.

4.COMPENSATION

4.1Fees. Subject to the terms and conditions of this Agreement, PhaseBio shall pay Contractor the fees specified in each Statement of Work ("Fees") as Contractor's sole and complete compensation for all Services, Deliverables, and Intellectual Property rights provided by Contractor under such Statement of Work and this Agreement. Contractor shall provide PhaseBio with written, itemized invoices in accordance with the payment schedule set forth in the applicable Statement of Work, with each such invoice specifying the Services performed for which payment is being requested. In no event shall the total amount invoiced under a particular Statement of Work exceed the budget set forth in such Statement of Work, unless as amended by an executed Change Proposal. Contractor may not submit for payment any invoice for services that PhaseBio has not consented to pursuant to an executed Statement of Work or Change Proposal. In no event shall PhaseBio be liable for fees or expenses incurred by Contractor in connection with any services or other work performed by Contractor without PhaseBio's prior written consent.

4.2Expenses. Unless expressly provided otherwise in the applicable Statement of Work, PhaseBio shall reimburse Contractor for any reasonable expenses for travel undertaken at PhaseBio's request, and other out-of-pocket expenses previously approved by PhaseBio, that are incurred by Contractor or any of its employees in performing the Services (the "Expenses"), on the condition that: (a) Contractor provides PhaseBio with invoices for such Expenses and adequate supporting documentation for such invoices; and (b) Contractor complies with PhaseBio's travel policy for the submission and verification of such expenses. Contractor is responsible for obtaining the then-current version of such policy before submitting any invoice for reimbursement.

4.3Release and Delivery of Product. Where Services involve manufacturing of Product, Contractor is responsible for release of Product to PhaseBio. Contactor shall release Product against the Specifications and shall provide PhaseBio with a Certificate of Analysis, Certificate of Origin and a Certificate of Compliance.

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4.4Delivery of Product. Contractor shall deliver Product to PhaseBio FCA, Charlottetown, PE (INCOTERMS 2010). Contractor shall arrange for the shipment of Product including insurance, customs and clearance to a designated delivery location specified by PhaseBio, at PhaseBio's expense. Contractor shall provide documents for export and support the inspection and export process. Unless requested in writing, Contractor shall deliver Product upon release. PhaseBio will be responsible for any costs related to the storage, handling and insurance fees incurred with respect to storage of Product after release and transfer of ownership.

4.5Title and Risk of Loss. Title to and risk of loss of or damage to the Product sold hereunder shall pass to PhaseBio upon release of Product. PhaseBio shall assume the risk of loss of or damage to the Product after release, except to the extent that such loss or damage results from the negligence or willful misconduct of Contractor or its representatives, for which Contractor shall retain the risk of loss of or damage to Product.

4.6Payments. Unless otherwise expressly provided in the applicable Statement of Work payment to Contractor of undisputed Fees and Expenses shall be due [***] following PhaseBio's receipt of the invoice for such Fees and Expenses submitted by Contractor pursuant to Section 4.1 or 4.2 above. Payments shall be addressed to:

BioVectra Inc.
11 Aviation Avenue
Charlottetown, PE
C1E OA1, Canada
Attention: Accounting Department

4.7Acceptance of Services. PhaseBio may accept or reject the Service or Deliverable, or any portion thereof, in writing within [***] from receipt thereof. Such acceptance or rejection shall be consistent with the criteria set forth in the Statement of Work, if any. If PhaseBio does not reject in writing within [***], the Service or Deliverable shall be considered accepted by PhaseBio. PhaseBio shall clearly state in writing the reasons for any rejection. Where Contractor agrees with assessment of rejection, within [***] of any notice of rejection, Contractor shall present a corrective plan of action to PhaseBio. Upon approval by PhaseBio of the corrective plan, Contractor, at no additional expense to PhaseBio, shall then make the corrections and, where applicable, Contractor shall resubmit the corrected Service or Deliverable to PhaseBio.

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4.8Independent Laboratory Testing. If PhaseBio and Contractor are unable to agree as to whether any Product conforms to the Specifications or warranties, the Parties shall cooperate to have the Product in dispute analyzed by an independent testing laboratory of recognized repute or a mutually acceptable independent GMP consultant in the case of an alleged failure to comply with GMP selected by Contractor and approved by PhaseBio, which approval shall not be unreasonably withheld, conditioned or delayed. The results of such laboratory testing or GMP consultant shall be final and binding on the Parties on the issue of conformance of the Product to the Specifications. If the Product is determined to so conform, then PhaseBio shall bear the cost of the independent laboratory testing or GMP review and pay for the Product in accordance with this Agreement. If the Product is determined not to conform, then Contractor shall bear the cost of the independent laboratory testing or GMP review, and Contractor shall, at PhaseBio's sole discretion, within [***] of the date of such determination, either replace the rejected Product at no cost to Company or promptly refund to PhaseBio the price paid for such Product.

4.9Disputed Amounts. For disputed invoices or the disputed portion of an invoice, PhaseBio shall use reasonable efforts to provide to Contractor, in writing, within [***], a description of the disputed amounts. PhaseBio and Contractor shall negotiate in a timely, good faith manner to resolve billing queries.

5.AUDITS

5.1Audit. Contractor shall maintain accurate and complete records and accounts relating to Services provided hereunder, and, in accordance with generally-accepted accounting principles, complete and accurate records of expenses incurred sufficient to document the Fees and Expenses invoiced to PhaseBio for at least three (3) years following the date of the invoice. ("Records and Accounts"). Upon request by PhaseBio provided with reasonable prior notice, Contractor shall allow PhaseBio or PhaseBio's authorized representatives to visit Contractor's facilities during normal business hours to observe and verify Contractor's compliance with this Agreement, review the Records and Accounts, inspect those facilities of Contractor which are being utilized in the Services, and to make copies of relevant records. Records and Accounts shall be maintained for a period of three (3) years after the creation of the applicable Record or Account. To assure the quality of Contractor's performance of the Services hereunder, PhaseBio may perform such audits no more than two (2) times in any twelve (12) months; provided, however, PhaseBio may also visit Contractor's offices with reasonable frequency during normal business hours to discuss the progress of the Services. If said audits exceed two (2) times in any twelve (12) month period, PhaseBio shall reimburse Contractor for costs and expenses actually incurred by Contractor in connection with the additional audits, provided, however, that if PhaseBio discovers that Contractor has been overcharging PhaseBio as a result of such audit, Contractor shall refund the amount of any overcharging that is not disputed in good faith by Contractor. In addition, if the amount of any such undisputed overcharge exceeds 10% of the amounts actually due during the period being audited, Contractor shall reimburse PhaseBio for the costs of any said additional audit. All Records and Accounts shall be deemed Confidential Information under the Confidentiality Agreement.

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5.2Monitoring. Contractor shall cooperate with any requests by PhaseBio to monitor the Services to verify that the Services are being performed in accordance with this Agreement and in a timely and satisfactory manner. Contractor shall use its best efforts to facilitate any such monitoring, including providing access to Contractor's employees, agents, equipment, and facilities.

6.REGULATORY.

6.1Cooperation and Assistance. Contractor shall cooperate with any pre-approval or other type of regulatory inspection by any Regulatory Authority. Without limiting the generality of the foregoing, Contractor shall cooperate with PhaseBio and PhaseBio's representatives in the performance of mock pre-approval inspections in preparation for a pre-approval inspection by a Regulatory Authority in connection with any application for Regulatory Approval of Product. Contractor shall promptly address any findings that are discovered during any such mock pre-approval inspection in advance of any pre-approval inspection by a Regulatory Authority. During the Term, Contractor shall provide all reasonable support and cooperation to PhaseBio in connection with its submissions to Regulatory Authorities in applications for Regulatory Approval or for the purpose of obtaining or maintaining Regulatory Approvals or pre-approval regulatory submissions. Upon PhaseBio's written request, Contractor shall provide to PhaseBio all information, documentation and data, including CMC data, in Contractor's or its permitted subcontractors' possession relating to Product or its manufacture (or true and complete copies thereof) as PhaseBio may require for any purpose, including submissions to Regulatory Authorities in applications for Regulatory Approval or for the purpose of obtaining or maintaining Regulatory Approvals or pre-approval regulatory submissions; in each case, at PhaseBio's expense for actual out-of-pocket costs. In addition, upon PhaseBio's request, Contractor shall review manufacturing-related portions of PhaseBio's draft regulatory submissions for accuracy and conformance with current practice at Contractor, and shall respond to PhaseBio in writing within [***] of such request.

6.2Adverse Event Reporting. PhaseBio shall be responsible for all reporting to regulatory authorities of Adverse Events associated with the use of any Product supplied by Contractor hereunder. If Contractor becomes aware of any Adverse Events associated with the use of such Products, it shall report all information in its possession regarding such event to PhaseBio within [***] of becoming aware of such information, and shall cooperate with PhaseBio as necessary to report such event to regulatory authorities.

6.3Regulatory Compliance. Contractor shall comply with all regulatory requirements with respect to Products imposed by applicable laws, rules and regulations upon Contractor as the manufacturer of the Products. Contractor shall, on a timely basis, provide PhaseBio with information in Contractor's possession relevant to its role as the manufacturer of Products that is reasonably necessary for PhaseBio to obtain or maintain Regulatory Approvals or otherwise to comply with applicable regulatory requirements. Contractor shall not file any drug master file ("DMF") for a Product with any Regulatory Authority, except with the prior written consent of PhaseBio. Should any Statement of Work provide for Contractor to develop and file a DMF for a Product, such DMF shall be subject to review, comment and approval by PhaseBio prior to filing. In the event of filing of any DMF for a Product, Contractor shall provide PhaseBio with letters of access to such DMF.

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6.4Cooperation. Contractor will provide to PhaseBio such documentation, data and other information relating to Products as PhaseBio may require for submission to regulatory authorities. Contractor shall also provide, upon request by PhaseBio, information concerning its production processes and quality control procedures with respect to Products.

6.5Regulatory Inspections. Contractor shall inform PhaseBio within [***] of notification of any regulatory inquiry, communication, or inspection relating to any Product. If Contractor receives any correspondence from any regulatory or governmental agency relating to a Product (including any Form FDA-483 notice, and any FDA refusal to file, rejection or warning letter, even if they do not specifically mention PhaseBio), or any notice of inspection or an inspection visit by any Regulatory Authority that involves a Product or could impact Contractor's ability to produce a Product, Contractor shall notify PhaseBio, and shall deliver to PhaseBio a copy of any such correspondence or notice (if any), within [***] of notification by such Regulatory Authority. Contractor shall permit PhaseBio to, at PhaseBio's option, have PhaseBio's representatives present at any such inspection by a Regulatory Authority. If there are written observations (or any other written communication) by a Regulatory Authority that involve Product or could impact Contractor's ability to produce Product, or any proposed written response by Contractor to any such inspection, Contractor shall inform PhaseBio within [***] and provide PhaseBio with copies of all documentation within [***], and shall have a reasonable opportunity to review and comment on the proposed response.

6.6Incidents or Accidents. Contractor shall immediately notify PhaseBio in writing of any incident or accident experienced by Contractor that Contractor believes may affect the quality of the Product or Deliverables that Contractor is obligated to deliver hereunder or its ability to meet delivery date obligations hereunder. Contractor shall promptly investigate such incident or accident and shall provide a written report within [***] of the results of the investigation of such incidence or accident to PhaseBio.

7.INTELLECTUAL PROPERTY

7.1PhaseBio Intellectual Property. PhaseBio shall retain all right, title and interest in and to all Intellectual Property and know-how owned by PhaseBio prior to the Effective Date or made or acquired by PhaseBio during the Term.

7.2Contractor Intellectual Property. Subject to the licenses set forth in Section 7.4, Contractor shall retain all right, title and interest in and to all Contractor Background Technology.

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7.3Project Intellectual Property. PhaseBio owns all right, title and interest in and to the Developments, Deliverables, and all intellectual property rights and know-how therein, as well as all Intellectual Property or know-how made or developed solely or jointly by Contractor in the course of performing the Services or otherwise under this Agreement (collectively, the "Project IP"); provided, however, the Project IP excludes the Contractor Technology. Contractor shall notify PhaseBio in writing of any and all Project IP promptly after its conception, development or reduction to practice. Contractor hereby assigns and transfers to PhaseBio all of its right, title and interest in and to the Project IP and shall take, and to cause its employees, agents, and consultants to take, all further acts reasonably required to evidence such assignment and transfer to PhaseBio, at PhaseBio's reasonable expense. Contractor shall not apply for any patent, copyright, trademark or other statutory or common law protection of any Project IP. PhaseBio may use, assert, and apply for patent, copyright, trademark and other statutory or common law protection for any or all Project IP in any and all countries. Contractor waives and releases, to the extent permitted by law, all rights to the Project IP, and shall assist PhaseBio in every reasonable way, without additional compensation (but at PhaseBio's expense), in PhaseBio's application for, prosecution and obtaining patent, copyright or other protection for Project EP, and in PhaseBio's enforcement, defense and protection from time to time of PhaseBio's rights to Project IP. Contractor shall, whether during or following its engagement hereunder, at PhaseBio's request and expense, but without additional compensation, execute any and all assignments, transfers, applications and other papers covering any and all Project IP which may be considered necessary or helpful by PhaseBio in furtherance of the foregoing and/or to accomplish the assignment, transfer and/or license of any Project IP to PhaseBio or persons or entities designated by PhaseBio. Any assignment of copyright hereunder includes Contractor's rights of attribution, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively, "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent permitted by the laws in the various countries where Moral Rights exist, Contractor hereby waives such Moral Rights. Contractor will confirm any such waivers from time to time as requested by PhaseBio.

7.4Contractor Technology. Work Product shall not include Contractor Technology, and, as between the parties, all Contractor Technology shall be owned solely by Contractor. In order to provide PhaseBio with freedom to operate with respect to Products, Contractor hereby grants to PhaseBio a limited worldwide, royalty-free, fully-paid, non-exclusive license, including the right to sublicense through multiple tiers of sublicense, under Contractor Technology pertaining to or embodied within the Deliverables or that is actually used by Contractor in the performance of the Services to make, have made, use, sell, have sold, offer for sale and import such Product.

7.5Technology Transfer. Contractor shall provide reasonable technical assistance and make its technical personnel reasonably available to PhaseBio, as necessary for PhaseBio to implement any processes developed by Contractor during its conduct of the Services or conduct development and commercialization of any Deliverable provided by Contractor. PhaseBio shall compensate Contractor for its reasonable out-of-pocket and personnel costs for providing such technical assistance.

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8.CONFIDENTIALITY

8.1Confidential Information. All information that is disclosed or provided by PhaseBio to Contractor pursuant to this Agreement or pursuant to the Confidentiality Agreement shall be "Confidential Information" of PhaseBio. Confidential Information may be disclosed by PhaseBio in oral, written or other tangible form or otherwise learned by Contractor under this Agreement, and may including but not limited to PhaseBio's research, development, preclinical and clinical programs, data and results; pharmaceutical or biologic candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, and licenses; business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants; and other confidential or proprietary matters related to the Services. Notwithstanding the foregoing, all reports provided under this Agreement, Developments, Deliverables, and Project IP are the Confidential Information of PhaseBio, regardless of which Party disclosed such information. Except to the extent expressly authorized by this Agreement or by PhaseBio in writing, during the Term and for ten (10) years thereafter, Contractor shall maintain in strict trust and confidence and shall not disclose to any third party or use for any purpose other than as provided for in this Agreement any Confidential Information. Contractor may use the Confidential Information only to the extent required to perform the Services and for no other purpose. Contractor shall not use the Confidential Information for any purpose or in any manner that would constitute a violation of Applicable Laws.

8.2Exceptions. The obligations of confidentiality and nonuse set forth in Section 8.1 shall not apply to any specific portion of information that Contractor can demonstrate by competent evidence: (a) is in the public domain or comes into the public domain through no fault of Contractor; (b) is furnished to Contractor by a third party rightfully in possession of such information not subject to a duty of confidentiality with respect thereto, as shown by Contractor's written records contemporaneous with such third party disclosure; (c) is already known by Contractor at the time of receiving such Confidential Information and as evidenced by Contractor's prior written records, provided further that this exception does not apply to Developments; or (d) is independently developed by Contractor outside of any activities contemplated by this Agreement without use or reference to or reliance upon the Confidential Information, as demonstrated by Contractor's independent written records contemporaneous with such development. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

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8.3Authorized Disclosure. Notwithstanding the foregoing in this Section 8, Contractor may disclose certain Confidential Information to the extent such disclosure is required by law or regulation, or pursuant to a valid order of a court or other governmental body having jurisdiction, provided that Contractor provides PhaseBio with reasonable prior written notice of such disclosure and reasonable assistance in obtaining a protective order or confidential treatment preventing or limiting the disclosure or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued; provided further, that the Confidential Information disclosed pursuant to a requirement of applicable law or an order of a court of competent jurisdiction or a facially valid administrative, Congressional or other subpoena shall be limited to that information which, in the opinion of the receiving Party's legal counsel, is legally required to be disclosed.

8.4Publication; Use of Names. Under no circumstances may either Party use the name of the other Party or any of its personnel in any publication or any form of advertising without such other Party's prior written consent. For the avoidance of doubt, Contractor may not publish any articles or make any presentations relating to the Services or referring to data, information or materials generated as part of the Services, in whole or in part, without the prior written consent of PhaseBio.

8.5Third Party Confidential Information. Contractor shall not disclose to PhaseBio any confidential or proprietary information that belongs to any third party unless Contractor first obtains the consent of such third party and enters into a separate confidentiality agreement with PhaseBio covering that disclosure. Contractor shall not represent to PhaseBio as being unrestricted any designs, plans, models, samples, or other writings or products that Contractor knows are covered by valid patent, copyright, or other form of intellectual property protection belonging to a third party.

8.6Return of Confidential Information. Upon termination or expiration of the Agreement, or upon written request of PhaseBio, Contractor shall promptly return or destroy all documents, notes and other tangible materials representing PhaseBio's Confidential Information and all copies thereof; provided, however, that Contractor may retain a single archival copy of the Confidential Information for the sole purpose of facilitating compliance with the surviving provisions of this Agreement.

8.7Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this Section 8 by Contractor may cause immediate and irreparable harm to PhaseBio that may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach by Contractor, and in addition to any remedies available at law, PhaseBio may secure equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

9.REPRESENTATIONS AND WARRANTIES

9.1Due Authorization. Each Party represents and warrants that (a) it has the full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, and (c) this Agreement is binding upon it.

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9.2No Inconsistent Obligations or Constraints upon Contractor. Contractor represents and warrants that (a) it is qualified and permitted to enter into this Agreement; (b) the terms of the Agreement are not inconsistent with its other contractual arrangements; (c) it has the right to grant all licenses granted to PhaseBio in this Agreement; (d) PhaseBio may freely use, practice, reproduce, distribute, make and sell all advice, data, information, inventions, works of authorship or know-how that Contractor conveys or provides to PhaseBio hereunder, in the form of a Deliverable or otherwise, without restriction and without infringing or misappropriating any third party Intellectual Property or other rights; and (e) it shall perform the Services in accordance with the highest standards of care and diligence practiced by recognized firms in providing services of a similar nature.

9.3No Pending Litigation. Contractor represents and warrants that it is not currently involved in any litigation, and is unaware of any pending litigation proceedings, relating to Contractor's performance of services for any third party.

9.4No Debarred Person. Contractor represents and warrants that it will not employ, contract with, or retain any person directly or indirectly to perform the Services under this Agreement if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.). In addition, Contractor represents and warrants that it has not engaged in any conduct or activity that could lead to any such debarment actions. If during the Term, Contractor or any person employed or retained by it to perform the Services (i) comes under investigation by the FDA for a debarment action, (ii) is debarred, or (iii) engages in any conduct or activity that could lead to debarment, Contractor shall immediately notify PhaseBio of same.

9.5No Infringement. Contractor represents and warrants that it will not, in the course of conducting the Services, infringe or misappropriate, and that neither the Deliverables nor any element thereof will infringe or misappropriate, any intellectual property right of any third party.

9.6Deliverables. Contractor warrants that the Services performed and the Deliverables will fully conform to the Specifications, requirements, and other terms in the applicable Statement of Work and this Agreement. In the event of a breach of this warranty, Section 4.8 shall control with respect to any Products and the remainder of this Section 9.6 shall apply with respect to all other Services and Deliverables. If such other Service or Deliverable does not conform to the requirements and other terms in the applicable Statement of Work or this Agreement, then without limiting any other rights or remedies, PhaseBio may request that Contractor, and Contractor shall, promptly re-perform the nonconforming Services at no additional charge to PhaseBio; provided, that if Contractor disputes the existence of such breach, then the Parties shall refer such matter to a mutually agreed independent consultant. If the breach has not been cured within [***] after determination of existence of a breach (or such longer period of time as may be reasonably required to allow for cure of such breach), then Contractor shall refund all fees previously paid to Contractor under the applicable Statement of Work, which will automatically terminate upon the expiration of such timeframe.

9.7Warranty Disclaimer. EXCEPT AS EXPLICITLY SET FORTH IN THIS SECTION 8, EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS

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OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.QUALITY ASSURANCE. Contractor shall perform the Services (a) in a professional manner, consistent with applicable industry standards and practices and in conformance with that level of care and skill ordinarily exercised in similar circumstances by providers of the same or similar services; (b) in compliance with all PhaseBio policies, procedures and instructions provided to Contractor in writing and applicable to the Services which have been provided to and agreed by Contractor in writing, and (c) accordance with the terms of this Agreement, the applicable Statement of Work, and all Applicable Laws. Contractor shall perform services consistent with its Quality Assurance Standard Operating Procedures (SOPs). Contractor agrees that in performing Services hereunder: (i) Contractor shall comply with the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism (collectively, "Anti-Corruption Laws"), and shall not take any action that will, or would reasonably be expected to, cause PhaseBio or its licensors to be in violation of any Anti-Corruption Laws; and (ii) Contractor shall promptly provide PhaseBio with written notice of the following events: (A) upon becoming aware of any breach or violation by Contractor of any representation, warranty or undertaking set forth in clause (i) of this Section 10 or (B) upon receiving a formal notification that it is the target of a formal investigation by a governmental authority for a material violation of any Anti-Corruption Law.

11.INSURANCE. Contractor, at its sole cost and expense, shall secure and maintain in full force and effect throughout the performance of the Services and for [***] thereafter, (i) Workers' Compensation insurance with coverage in accordance with statutory limits, and (ii) Commercial General Liability insurance, including blanket contractual liability with limits of not less than [***]. Certificates evidencing such insurance shall be made available for examination upon request by PhaseBio.

12.INDEMNIFICATION; LIMITATION OF LIABILITY

12.1By Contractor. Contractor shall indemnify, defend and hold harmless PhaseBio and its affiliates and their respective directors, officers, employees, and agents (the "PhaseBio Indemnitees") from and against any and all costs, expenses, liabilities, damages, losses and harm (including reasonable legal expenses and attorneys' fees) arising out of or resulting from any third party suits, claims, actions, or demands (collectively, "Claims") to the extent resulting from or caused by: (a) the infringement or misappropriation by any Deliverable of any third party Intellectual Property (except to the extent caused solely by the Materials); (b) the negligence, recklessness or willful misconduct of Contractor or its officers, directors, employees, or agents; or (c) Contractor's breach of its obligations, warranties, or representations under this Agreement, except in each case to the extent that a Claim arises out of or results from the negligence, recklessness or willful misconduct of any PhaseBio Indemnitee or PhaseBio's breach of its obligations, warranties, or representations under this Agreement.

12.2By PhaseBio. PhaseBio shall indemnify, defend and hold harmless Contractor and its directors, officers, employees, and agents (the "Contractor Indemnitees") from and against any and all Claims to the extent resulting from or caused by: (a) the negligence, recklessness or

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willful misconduct of any PhaseBio Indemnitee; (b) PhaseBio's breach of its obligations, warranties or representations under this Agreement, or (c) the development, manufacture, use, handling, storage, sale or other disposition of Product by or on behalf of PhaseBio (including any claim by any third party that the development, manufacture, use, handling, storage, sale or other disposition of Product infringes or misappropriates the intellectual property rights of such third party, except to the extent such claim relates solely to Contractor Technology used in connection therewith), except in each case to the extent that a Claim arises out of or results from the negligence, recklessness or willful misconduct of any Contractor Indemnitee or Contractor's breach of its obligations, warranties, or representations under this Agreement.

12.3Indemnification Conditions and Procedures. Each Party's agreement to indemnify, defend and hold harmless the other Party is conditioned on the indemnified Party: (i) providing written notice to the indemnifying Party of any claim or demand for which is it seeking indemnification hereunder promptly after the indemnified Party has knowledge of such claim; (ii) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, except that the indemnified Party may cooperate in the defense at its expense using its own counsel; (iii) assisting the indemnifying Party, at the indemnifying Party's reasonable expense, in the investigation of, preparing for and defense of any such claim or demand; and (iv) not compromising or settling such claim or demand without the indemnifying Party's written consent.

12.4Limitation of Liability. EXCEPT FOR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7 AND THE INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

13.TERM AND TERMINATION

13.1Term. The term of this Agreement (the "Term") shall commence on the Effective Date and continue thereafter until terminated in accordance with this Section 13.

13.2Termination by PhaseBio. PhaseBio may terminate this Agreement or any Statement of Work at any time with or without cause for its convenience, effective upon [***] notice to Contractor.

13.3Termination by Contractor. Contractor may terminate this Agreement at any time with or without cause for its convenience, effective upon [***] notice to PhaseBio, provided that termination will not be effective until the last remaining Statement of Work is complete.

13.4Termination for Cause. A Party may terminate this Agreement or any Statement of Work for material breach of this Agreement by the other Party upon [***] written notice specifying the nature of the breach, if such breach has not been cured within such [***] period. If such notice of breach is for breach of a Statement of Work, such notice shall note the specific Statement of Work under which such breach is claimed.

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13.5Effects of Termination

13.5.1Survival. Sections 1, 2.11, 3, 5.1, 6, 7, 8, 10, 11 (solely to the extent the Claims can be attributed to action or omission during the Term), 13.3 and 14 shall survive any termination or expiration of this Agreement. Termination or expiration of this Agreement shall not affect either Party's liability for any breach of this Agreement it may have committed before such expiration or termination.

13.5.2Return of PhaseBio Property. Upon termination of this Agreement, Contractor shall return or destroy the Materials, and return to PhaseBio the Confidential Information, as set forth in Sections 2.11 and 8.6. In addition, Contractor shall deliver to PhaseBio, or destroy at PhaseBio's request, the Deliverables (in whatever stage of development or completion).

13.6Payment. Upon termination or expiration of this Agreement or termination of any Statement of Work, neither Contractor nor PhaseBio shall have any further obligations under this Agreement or such Statements of Work, except as set forth in Section 13.5 and except that, with respect to each terminated Statement of Work:

13.6.1Contractor shall terminate all Services in progress, including subcontracted Services, in an orderly manner as soon as practical and in accordance with a schedule agreed to by PhaseBio, unless PhaseBio specifies in the notice of termination that Services in progress should be completed;

13.6.2Contractor shall deliver to PhaseBio all Materials, Deliverables and Work Product not previously delivered to PhaseBio, Product, retained samples (except for samples Contractor is required to retain pursuant to applicable law), records, data, reports and other property, information, and know-how in recorded form that was provided by PhaseBio, or developed in the performance of the Services;

13.6.3Contractor shall use commercially reasonable efforts to return to the vendor for a refund all unused, returnable materials in Contractor's possession that are related to any such Statements of Work;

13.6.4within [***] after the termination of any Statements of Work, Contractor shall provide to PhaseBio a written itemized cost statement of all Services performed in connection with the terminated Statements of Work and a final invoice for such Statements of Work, pursuant to the terms and conditions set forth in such Statement of Work. If PhaseBio has paid to Contractor in advance more than the amount in a final invoice, then Contractor shall refund the excess payment to PhaseBio, or to credit the excess payment toward any other existing or future Statements of Work, at the election of PhaseBio.

14.GENERAL PROVISIONS

14.1Governing Law; Venue. This Agreement is governed by the laws of the State of Delaware without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. Contractor irrevocably consents to

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the personal jurisdiction of the state and federal courts located in Philadelphia, Pennsylvania for any suit or action arising from or related to this Agreement, and waives any right Contractor may have to object to the venue of such courts. Contractor further agrees that these courts will have exclusive jurisdiction over any such suit or action initiated by Contractor against PhaseBio.

14.2Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

14.3Limitation of Liability. EXCEPT FOR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7 AND THE INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 11, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES INCLUDING, BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFIT OR GOODWILL REGARDLESS OF WHETHER SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding anything to the contrary stated in this Agreement or any attachments thereto, in no event shall Contractor be liable to PhaseBio for any and all causes, whether based in contract or in tort, including negligence, strict liability, or any other cause, that in the aggregate exceeds twice the amount of the total fees paid to Contractor by PhaseBio under the applicable work order giving rise to such liability.

14.4No Assignment. Neither Party shall assign this Agreement to any other person or entity without the prior written consent of the other, and any purported assignment without such consent shall be void, provided however, that PhaseBio may assign this Agreement without such consent (a) to an Affiliate, (b) in connection with the transfer or sale of all or substantially all of PhaseBio's business to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise, or (c) to PhaseBio's licensor of PB2452 and such licensor's affiliated entities (collectively, "Licensor") in the event of termination of the license granted by Licensor to PhaseBio. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

14.5Notices. Each Party must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other Party at the address specified below, by personal delivery, by certified or registered mail (postage prepaid and return receipt requested), by a nationally-recognized overnight carrier, or by electronic mail with confirmation of transmission. Notice will be effective upon receipt or refusal of delivery. Each Party may change its address for receipt of notice by giving notice of such change to the other Party.

If to PhaseBio:	PhaseBio Pharmaceuticals, Inc.
1 Great Valley Parkway
Suite 30
Malvern, Pennsylvania 19355 United States
Attention: CFO/Legal
E-mail: john.sharp@phasebio.com

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If to Contractor:	BioVectra Inc.
11 Aviation Avenue
Charlottetown, PE, CIE 0A1, Canada
Attention: Legal Department
E-mail: vdeighan@biovectra.com

14.6Remedies. The rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

14.7Construction. Section headings are included in this Agreement merely for convenience of reference; they are not to be considered part of this Agreement or used in the interpretation of this Agreement. No rule of strict construction will be applied in the interpretation or construction of this Agreement.

14.8Waiver. All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

14.9Time Is of the Essence. Time is of the essence in the performance of the Services and Contractor's other obligations under this Agreement.

14.10Entire Agreement; Amendments. This Agreement, including the Statements of Work hereunder, is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the Parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the Party to be charged.

14.11Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same instrument.

Signature Page to Follow

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IN WITNESS WHEREOF, the Parties have executed this Master Services Agreement as of the Effective Date.

Phasebio Pharmaceuticals, Inc.		BioVectra Inc.
Signed:	/s/Susan Arnold	Signed:	/s/Heather Delage
Name:	Susan Arnold	Name:	Heather Delage
Title:	VP, Preclinical & CMC	Title:	VP Business Development

Signature Page to Master Services Agreement